Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 (No. 333-203591) and S-3 (No. 333-212046) of Communications Sales & Leasing, Inc. of our report dated March 7, 2016 relating to the special purpose statements of revenues and direct expenses for the period from January 1, 2015 to April 24, 2015 and for the year ended December 31, 2014 of the Competitive Local Exchange Carrier (“CLEC”) Business of Windstream Holdings, Inc., appearing in this Form 10-K of Communications Sales & Leasing for the year ended December 31, 2016.

/s/ PricewaterhouseCoopers LLP
Little Rock, Arkansas
February 23, 2017